Exhibit 99.01

PRESS RELEASE

Birmingham newspapers to end JOA

For immediate release	(NYSE: SSP)
Sept. 22, 2005

CINCINNATI – The Birmingham Post-Herald will publish its final edition on Friday, Sept. 23, The E. W. Scripps Company, owner of the newspaper, announced today.

The closing of The Post-Herald, a five-day afternoon newspaper, marks the end of a joint operating agreement between Scripps and Advance Publications Inc., owner of The Birmingham News, which manages the printing, marketing and distribution of both Birmingham newspapers.

The Birmingham News will continue to publish seven days a week in the morning.

Scripps attributed its decision to close The Post-Herald to the fact that the economics of publishing The Post-Herald were no longer favorable. The joint operating agreement between Scripps and Advance Publications was scheduled to run until 2015.

“The Post-Herald has a long tradition of journalistic excellence and community service, but Scripps was left with no choice but to face economic realities,” said Richard A. Boehne, The E. W. Scripps Company’s executive vice president and head of the company’s newspaper division. “The Post-Herald’s talented and dedicated staff produces an excellent newspaper, but unfortunately the Birmingham market has made it clear that it will no longer support an afternoon edition.”

Scripps has developed a severance plan for The Post-Herald’s 43 editorial department employees and will attempt to place some at other Scripps newspapers. Scripps operates 20 other daily newspapers in 18 markets across the country.

The Post-Herald traces its roots as a Scripps newspaper back to 1921 when the company established the Birmingham Post. In 1950, the Post merged with The Birmingham Age-Herald to become The Post-Herald. As part of the transaction, The Post-Herald and The Birmingham News created the joint operating agreement and merged the business and production operations of the two newspapers, but maintained separate editorial products.

About Scripps

Scripps is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, including the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include HGTV, Food Network, DIY Network, Fine Living, Great American Country (GAC) and HGTVPro. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com, fineliving.com and gactv.com. Scripps Networks programming can be seen in 116 countries.

Scripps Newspapers, including daily and community newspapers in 19 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit; Cleveland; Cincinnati; Phoenix; Tampa; Baltimore; Kansas City, Mo.; West Palm Beach, Fla.; Tulsa, Okla.; and Lawrence, Kan.

Shop At Home, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop at Home Web site, shopathometv.com. Shop at Home reaches about 53 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop at Home affiliated television stations.

Shopzilla, an online comparison shopping service with an index of more than 30 million products from about 55,000 stores. Shopzilla is powered by ShopRank, a proprietary algorithm that helps shoppers instantly find virtually any product for sale on the Web at the best price. Shopzilla also operates the BizRate consumer feedback network with more than 2.5 million members and about 1 million reviews per month.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert and about 150 other features and characters.

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Contact: Mark Kroeger, The E. W. Scripps Company, 513-977-3827

Email: mwkroeger@scripps.com